Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

Community Central Bank Corporation Director David E. Bonior Withdraws from Board to Head Presidential Campaign	For Immediate Release

MOUNT CLEMENS, Mich., Jan. 18, 2007 -- Community Central Bank Corporation (NNM:CCBD) today announced that Director David E. Bonior will withdraw from its Board of Directors and the Board of its subsidiary, Community Central Bank, effective February 5, 2007, in order to head the John Edwards 2008 Presidential Campaign.

Mr. Bonior's duties will necessitate his temporary relocation to North Carolina for the 2008 Presidential Campaign.

David A. Widlak, President and CEO of Community Central Bank Corporation, commented that, "We will certainly miss David Bonior's dedication, energy and counsel on our board. We certainly wish him well in his present endeavor and we expect that he will continue to be a strong promoter of Community Central Bank."

The Board of Directors intends to reduce the size of the board from eleven to ten following Mr. Bonior's departure.

About the Company: Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Northwest Indiana, Northern Illinois, Central Ohio, Raleigh, North Carolina and Tampa, Florida. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability

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Community Central Bank Corporation
Director David Bonior Departure

to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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